EXHIBIT 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered as of April 10, 2006, to be effective as of the “Commencement Date” (as defined below), between Deluxe Corporation, a Minnesota corporation (the “Company”), and Lee Schram (the “Executive”), a resident of Ohio.

RECITALS

WHEREAS, the Company wishes to employ the Executive as the Company’s Chief Executive Officer and the Executive desires to accept and serve as the Company’s Chief Executive Officer;

WHEREAS, the Executive understands that such employment is expressly conditioned on execution of this Agreement; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer, and the Executive desires to be employed by the Company in that capacity pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Executive’s employment as the Company’s Chief Executive Officer and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE I:	EMPLOYMENT, TERM AND DUTIES

1.1          Employment. The Company hereby employs the Executive as Chief Executive Officer, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

1.2          Term. The Executive’s employment with the Company shall commence on May 1, 2006 or such earlier date as may be mutually agreed upon by the parties (the “Commencement Date”), and shall continue until terminated pursuant to the terms of Article III hereof (such employment period being referred to herein as the “Term”).

1.3	Position and Duties.
1.3.1

Service with the Company. The Executive agrees to serve as the Company’s Chief Executive Officer and to perform such duties (a) as are set forth for that position in the By-laws of the Company; (b) as the Company’s Board of Directors (the “Board”) shall reasonably assign to the Executive from time to time; and (c) that the Executive undertakes or accepts consistent with his position as Chief Executive Officer. The Executive acknowledges and agrees that, from time to time, he will be required to perform duties with respect to one or more of the Company’s subsidiary or affiliate companies (each an “Affiliate”), and that he will not be entitled to any additional compensation for performing those duties.

The Executive also agrees to serve, for any period for which the Executive is elected, as a member of the Board or as a director or officer of any Affiliate; provided, however, that the Executive shall not be entitled to any additional compensation for serving in any of such capacities. Unless prohibited by applicable law, court order or binding shareholder action, the Company will place the name of Executive in nomination to serve as a member of the Board for so long as Executive shall serve as its Chief Executive Officer.

Upon termination of Employee’s employment, for whatever reason, Employee agrees to resign immediately from the Board and from all Affiliate boards of directors on which he is then currently serving.

1.3.2

Performance of Duties. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to devote the Executive’s full business time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which the Executive is entitled).

The Executive hereby confirms that, during the Term, the Executive will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement, whether or not such activity is pursued for gain, profit, or other pecuniary advantage.

The rest of this Section 1.3.2 notwithstanding, the Executive may (a) serve on the boards of one for-profit and other non-profit corporations (subject to the Executive having obtained the prior approval of the Chair of the Board’s Corporate Governance Committee to serve on such a board in accordance with all of the Company’s policies, including, without limitation, the Company’s policy regarding conflicts of interest); (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as the activities referred to in clauses (a) through (c) above do not materially interfere with the performance of the Executive’s responsibilities under this Agreement. Notwithstanding the terms of clause (a) of the preceding sentence, the Executive agrees to resign from any and all boards of profit or non-profit corporations, as and when requested to do so by the Board at any time during the Term if, in its good faith judgment, the Board determines that such service (or continued service) by the Executive is not in the best interests of the Company.

The Executive will perform all of the Executive’s responsibilities in compliance with all applicable laws and with all of the applicable policies generally in effect for employees of the Company or any applicable policies of the Company Affiliate for which the Executive performs services, including without limitation, the Company’s Code of Ethics and Business Conduct and related policies, as the same may be amended from time to time.

The Company will indemnify the Executive to the fullest extent consistent with its By-laws and applicable law and shall provide coverage for Executive under the Company’s Directors and Officers Liability Insurance to the same extent and under the same terms as apply to all other directors and officers of the Company.

1.3.3

Relocation. The Executive’s primary office shall be located in the greater Twin Cities metropolitan area. The Executive shall relocate his permanent residence to the Twin Cities metropolitan area on or before September 1, 2006 (the “Relocation Date”). The Company will pay for Executive’s temporary housing in an executive apartment during the period from Commencement Date to the Relocation Date or Executive’s actual relocation, whichever is earlier. During that same period, the Company will reimburse Executive for the cost of any storage of household goods which may be required. Executive shall also be provided with an allowance of Ten Thousand Dollars ($10,000) to cover other costs and expenses necessarily incurred incidental to his relocation. In addition, the Executive shall be entitled to fly on regularly scheduled commercial airline flights, from the Twin Cites to his current home in Ohio as required up to four (4) times per month during the period between the Commencement Date and the Relocation Date. In the event that the Executive does not complete six (6) continuous months of employment with the Company after any move in which the Company’s relocation program is used, the Executive will be required to reimburse the Company for the value of the relocation program provided to the Executive or on his behalf. In the event the Executive completes six (6) or more but fewer than twelve (12) continuous months of employment with the Company after any move in which the Company’s relocation program is used, the Executive will be required to reimburse the Company for one half of the value of the relocation program provided to the Executive or on his behalf. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (as defined in Section 3.1.2 below) or by Executive for Good Reason (as defined in Section 3.1.4 below), the Executive shall have no obligation to reimburse the Company for relocation program expenditures. In all other respects not specified in this Agreement, Executive’s relocation shall be handled consistent with the relocation program as defined in the Company’s relocation guidelines.

1.3.4

No Conflicting Obligations. The Executive represents that: (a) his acceptance of employment under the terms of this Agreement and his performance of the duties specified above will not conflict with any contractual or other obligations which he may owe to any former employers or other third parties, and (b) his performance of these duties will not require the disclosure of confidential information acquired by the Executive in confidence or in trust prior to Executive’s employment with the Company. Executive agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that are in violation of or constitute a breach of any such obligations. Executive agrees that he will not, hereafter, enter into any agreement, whether written or oral, which conflicts with his obligations under this Agreement.

ARTICLE II. COMPENSATION, BENEFITS AND EXPENSES

2.1          Base Salary. As his initial base compensation for all services he renders under this Agreement, the Executive shall receive an annualized base salary (“Annual Base Salary”) of Seven Hundred Twenty-Five Thousand Dollars ($725,000.00), starting on the Commencement Date. The Annual Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. The Annual Base Salary shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (the “Committee”) according to a schedule and in a manner consistent with the Company’s practices for salary adjustment, which practices may be revised from time to time.

2.2          Incentive Compensation. While the Executive holds the position of Chief Executive Officer of the Company and the Company’s 2004 Annual Incentive Plan (the “AIP”) remains in effect, the Committee shall designate the Executive as a participant in the AIP, subject to and in accordance with the terms and conditions thereof, including any goals the Committee establishes to govern the AIP for any fiscal year. For the 2006 fiscal year, Executive’s AIP bonus shall be based upon achievement of operating income and revenue goals established by the Committee. Subject to the requirements of the AIP, the actual incentive paid to the Executive, based on 2006 Company results, will be pro-rated based on the Executive’s time worked during 2006 and paid after year-end results are available and approved by the Board. For the 2006 fiscal year only, 50% of Executive’s “Target Incentive” shall be guaranteed. For purposes of this Agreement, the term “Target Incentive” shall mean an amount equal to 100% of the Annual Base Salary actually paid to the Executive for a given fiscal year. For the 2006 fiscal year, Executive’s maximum bonus payable under the AIP shall be equal to 200% of the Annual Base Salary actually paid to the Executive for that fiscal year

2.3          Signing Bonus. In consideration of Executive’s execution and delivery of this Agreement and his commencement of employment with the Company, the Company will pay to the Executive a one-time lump sum payment in the gross amount of Three Hundred Thousand Dollars ($300,000), which shall be payable within ten (10) working days following Executive’s commencement of employment. Executive may, at his option, elect to defer some or all of the Signing Bonus into the Company’s Deferred Compensation Plan, provided that Executive has made and communicated such election to the Company in writing prior to the date he commences employment.

2.4          Retention Bonus. In consideration of Executive’s commencement and continuation of employment with the Company as provided herein, and to replace forfeited compensation earned at his previous employer, the Company will provide to Executive as a Retention Bonus restricted shares of the Company’s stock having a value in the gross amount of One Million Four Hundred Thousand Dollars ($1,400,000) as of the date of grant, which shall coincide with the Commencement Date. Executive’s entitlement to the Retention Bonus shall vest in two installments: 50% upon Executive’s completion of twelve (12) months of employment with the Company, and 50% upon Executive’s completion of twenty-four (24) months of employment with the Company. In the event that Executive’s employment is terminated prior to completion of twenty-four (24) months of employment

(a)	by the Company without Cause (as defined in Section 3.1.2 below), then any unvested installment(s) of the Retention Bonus shall immediately vest;
(b)	by the Company for Cause (as defined in Section 3.1.2 below), then no remaining portion of the Retention Bonus shall vest.

With the exception of the vesting schedule specified above and the definition of Cause for termination set forth in Section 3.1.2 below, the restricted shares of the Company’s stock to be awarded to the Executive as a Retention Bonus shall be provided in all other respects subject to and in conformity with the provisions of the Company’s Stock Plan, as the same may be amended from time to time, and the Company’s standard form of retention-based restricted stock agreement.

2.5          Benefit Plans: During the Term, the Executive shall be entitled to participate in the employee health and welfare and pension benefits programs offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary, health, and other qualifications make the Executive eligible to participate. Such plans currently include, without limitation, the Company’s medical, dental, vision and disability plans, its life insurance program, and its deferred compensation plan, ERISA excess plan and retirement benefits program (including its 401(k) plan, defined contribution pension plan and profit-sharing plan), and an executive physical exam once per calendar year, performed at the Mayo Clinic in Rochester, Minnesota. With respect to Executive’s participation in the Company’s short term disability benefit plan, it is specifically agreed that, in the event Executive begins his employment on the Commencement Date, he will be covered as a participant in that plan effective on the Commencement Date. However, in the event Executive actually commences employment at a time after the Commencement Date, his participation in that plan will be effective on the first day of the month following his actual commencement of employment. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan during the Term, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans during the Term.

2.6          Stock Options. The Company hereby grants to the Executive an option to purchase 182,000 shares of the Company’s Common Stock, effective as of the Commencement Date, in accordance with the terms of the Company’s 2000 Stock Incentive Plan (the “Stock Plan”), as the same may be amended from time to time, and the Company’s standard form of non-qualified stock option agreement to be entered into by the Executive and the Company. The exercise price for this option shall be the “fair market value” of the Company’s common stock as of the close of business on the Commencement Date, as reported in the Midwest Edition of the Wall Street Journal.

2.7          Restricted Stock Grant. The Company hereby grants to the Executive 27,200 shares of the Company’s Common Stock, effective as of the Commencement Date, in accordance with the terms of the Stock Plan, as the same may be amended from time to time, and the Company’s standard form of performance-accelerated restricted stock agreement to be entered into by the Executive and the Company.

2.8          Additional Equity Grants. The Executive will be eligible for consideration for additional grants of equity in the Company beginning with the fiscal year 2007 Company equity grant cycle, and in conformity with the practices and procedures of the Committee as in effect at such time. During the Term, the Executive shall be entitled to participate in the equity plans offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary and other qualifications make the Executive eligible to participate. In addition to the Stock Plan, such plans include the employee stock purchase plan of the Company.

2.9          Expenses. During the Term, the Executive shall be entitled to reimbursement for all reasonable business expenses he incurs in carrying out his duties under this Agreement in accordance with the policies and practices of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time by the Company.

2.10       Paid Time Off. Upon the Commencement Date, the Executive will be credited with 187 hours of paid time off (PTO) for calendar year 2006 to be used for vacation, sickness, holiday and personal time off. Thereafter, PTO hours will be credited to the Executive on a semi-monthly basis at an annualized rate of 280 hours while the Executive is actively employed. Subject to ensuring that the business and affairs of the Company shall be continued in normal fashion during his absence, the Executive will be eligible to use accrued PTO hours after completing thirty (30) days of active employment with the Company. Unused PTO shall be subject to the terms and conditions of the Company’s standard policies as in effect from time to time, but otherwise shall not have any cash value to the Executive.

ARTICLE III: TERMINATION OF EMPLOYMENT

3.1          Termination. The Executive’s employment under this Agreement may be terminated during the Term as described in this Article III.

3.1.1     Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Executive’s employment shall terminate in the event the Executive becomes “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means “totally disabled” as defined in the Company’s Group Long-Term Disability Plan applicable to senior executives as in effect on the Commencement Date, and as may be amended from time to time thereafter.

3.1.2     Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause at any time after providing written notice to the Executive. For purposes of this Agreement, “Cause” means:

(a)

the continued failure or refusal of the Executive to perform substantially the Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) including any breach of the Executive’s fiduciary duties to the Company (including the Executive’s appropriation or attempted appropriation of a material business opportunity of the Company);

(b)

the engaging by the Executive in intentional or willful misconduct which is materially injurious to the reputation, business, financial condition or business relationships of the Company or the Executive’s reputation or business relationships;

(c)	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof;
(d)	conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or
(e)	the material breach of any covenant set forth in Article IV or V hereof;

provided, however that:

(i)

a termination pursuant to clauses (a), (b), (c) or (e) shall not become effective unless the Company has delivered written notice to the Executive describing Executive’s actions constituting “Cause” and the Executive has failed to demonstrate to the Board within fifteen business (15) days thereafter that his actions did not constitute “Cause” as described in such notice; and

(ii)

a termination pursuant to clauses (a) or (e) above, if susceptible of cure, shall not become effective unless the Executive fails to cure such failure to perform or breach within forty-five (45) days after written notice from the Company identifying what reasonable actions shall be required to cure such failure to perform.

3.1.3     Termination by the Company without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for any reason or no reason at any time after providing written notice to the Executive. If the Company terminates the Executive’s employment for any reason other than Cause, then the terms of Section 3.2.3 shall apply.

3.1.4     Termination by the Executive For Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means:

(a)

except with the Executive’s written consent given in the Executive’s discretion, (i) the assignment to the Executive of any position and/or duties which represent or otherwise entail a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (ii) any other action by the Company which results in a material diminution in the Executive’s position (or positions) with the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive and excluding any diminution attributable to the fact that Deluxe is no longer a public company;

(b)

any material reduction in the Executive’s aggregate compensation and incentive opportunities, or any failure by the Company to comply with the express provisions of this Agreement or any other written agreement between the Executive and the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(c)	any purported termination by the Company of the Executive’s employment which is not effected pursuant to the terms of this Agreement; or
(d)

any request or requirement by the Company that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120 day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to the Executive.

The Executive shall have Good Reason to terminate his employment if (i) within forty-five (45) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, he notifies the Company in writing that he has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within forty-five (45) days. If either condition is not met, the Executive shall not have a Good Reason to terminate his employment.

3.1.5     Continuation of Provisions. Notwithstanding any termination of the Executive’s employment with the Company, the Executive, in consideration of the Executive’s employment hereunder to the date of employment termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Articles IV and V hereof.

3.1.6     Surrender of Records and Property. Upon any termination of the Executive’s employment with the Company, the Executive shall deliver promptly to the Company the Executive’s security access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or any Company Affiliate or which relate in any way to the business, products, practices or techniques of the Company or any Company Affiliate, and all other property, trade secrets and “Confidential Information” (as defined in Section 4.1) of the Company or any Company Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of the Company or any Company Affiliate which in any of these cases are in the Executive’s possession or under the Executive’s control. This includes all copies or specimens in the Executive’s possession, whether prepared or made by others or the Executive. Upon any termination of the Executive’s employment, the Executive shall also refrain from accessing the Company’s files via computer or modem. The Executive shall acknowledge in writing the return of all such materials, when requested to do so by the Company.

Notwithstanding the foregoing, the Executive shall be entitled to retain one copy of this Agreement, any stock option, restricted stock or other plan or agreement with the Company pursuant to which the Executive retains any rights at the time of his employment termination with the Company, and documentation provided to the Executive during his employment relating to such compensation or benefits.

3.2          Compensation Following Termination of Employment. Upon the termination of the Executive’s employment with the Company, the Executive shall be entitled only to the following compensation and benefits upon such termination:

3.2.1     Termination by Reason of the Executive’s Death or Total Disability. In the event that the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, then the Company shall pay the following amounts to the Executive, the Executive’s spouse or his estate, as the case may be: (a) any amounts due to the Executive for Annual Base Salary through the date of employment termination, together with (b) any other unpaid and pro rata amounts to which the Executive is entitled as of the date of termination pursuant to Article II of this Agreement, including, without limitation, amounts that the Executive is entitled to under any benefit plan of the Company in accordance with the terms of such plan.

Except as otherwise specified above (or in any applicable award agreement between the Company and the Executive which is in effect on the date of employment termination hereunder), the Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the date of the Executive’s employment termination, nor shall the Company have any further obligations under this Agreement.

3.2.2      Termination by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay to the Executive (a) any Annual Base Salary earned but not paid through the date of the Executive’s employment termination, plus (b) the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of such date.

Except as otherwise specified above (or in any applicable award agreement between the Company and the Executive which is in effect on the date of employment termination hereunder), the Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the date of the Executive’s employment termination, nor shall the Company have any further obligations under this Agreement.

3.2.3     Termination by the Executive for Good Reason or by the Company Without Cause. In the event that the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause, and provided that the Executive has executed a written release to the Company in substantially the same form attached hereto as Exhibit A and the rescission period specified therein has expired, the Company shall pay:

(a)	the following amounts to the Executive:
(i)	twelve (12) months of severance pay at the Executive’s then-current level of base monthly salary in accordance with regular Company payroll practices;
(ii)

for a period of twelve (12) months commencing on the first anniversary of the initial payment in paragraph 3.2.1(a)(i), a monthly payment during each month in such twelve (12) month period equal to the amount, if any, that the Executive’s monthly base salary at the time of his termination exceeds his monthly compensation during that month in such twelve (12) month period. In order to be eligible to receive any such payment, Executive agrees that he will make reasonable, good faith efforts to secure other employment and that he will provide the Company a copy of documentation concerning his monthly compensation, such as his payroll statement or, if applicable, his written statement that he is not then employed, and within thirty (30) days thereafter, the Company will make such differential payment to Executive;

(iii)	executive-level outplacement counseling and support services for a period of up to twelve (12) months, to be provided through the Company’s then current preferred provider of such services; and
(iv)

to assist the Executive with other costs and expenses he may incur in connection with his employment transition, an additional lump sum payment of Thirteen Thousand Dollars ($13,000), which shall be paid to the Executive within thirty (30) days of the effective date of the separation agreement and release referenced above.

(b)

the amount of any other benefits to which the Executive is legally entitled as of the date of Executive’s employment termination under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of such date.

(c)	any amounts which may be due under the provisions of Section 2.4 above with respect to the Retention Bonus.

Except as otherwise specified above (or in any applicable award agreement between the Company and the Executive which is in effect on the date of employment termination hereunder), the Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the date of the Executive’s employment termination, nor shall the Company have any further obligations under this Agreement.

3.3        No Other Benefits. If the Executive receives the payments and benefits described in this Article III, the Executive will not be eligible to receive from the Company or any Affiliate any other severance or termination payments or benefits of any kind, including but not limited to those provided in Article II of this Agreement. Furthermore, this Agreement is not intended to provide the Executive with payments or benefits that are duplicative or overlap payments or benefits that will be paid or provided to the Executive under other agreements between the Executive and the Company or its “Affiliates” ( as defined below). Accordingly, except as provided herein, the Executive acknowledges that this Agreement shall supersede and replace in their entirety any and all other policies and/or agreements to which the Executive and the Company or any of its Affiliates are a party that provide severance or continuation of income payments to the Executive or the Executive’s family following the termination of the Executive’s employment, except for the Executive Retention Agreement to be executed as of the Commencement Date and thereafter attached hereto as Exhibit B (the “Retention Agreement”). This Agreement will be superseded and replaced in its entirety by the Retention Agreement on the Effective Date thereof or upon the termination prior to the Effective Date of the Executive’s employment by (i) the Company without Cause or (ii) the Executive for Good Reason, where the effect of such termination is to entitle the Executive to receive the benefits described in Section V.A of the Retention Agreement as a result of the occurrence of event or circumstances described in Section IV. H of the Retention Agreement. As used herein, the term “Affiliate” means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company where control shall mean the right, either directly or indirectly, to elect the majority of the directors thereof without the consent or acquiescence of any third party.

ARTICLE IV: CONFIDENTIAL INFORMATION

4.1          Nondisclosure. At all times during the Executive’s employment and for a period of two years thereafter, the Executive will hold in the strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing. The Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to the Executive’s work at the Company and/or incorporates any Confidential Information. The Executive hereby assigns to the Company any and all rights, title and interest the Executive may have or acquire in the Confidential Information and recognizes that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns.

As used herein, “Confidential Information” means information that was developed, created, or discovered by or on behalf of the Company or any of its Affiliates, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business and which the Company regards as confidential. “Confidential Information” includes, but is not limited to, customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, software programs, and trade secrets which the Executive may have acquired during the course of his employment with the Company or its Affiliates or which is received in confidence by or for the Company from any other person. The foregoing obligation shall not apply to (i) any information which was known to the Executive prior to disclosure to him by the Company or any of its Affiliates; (ii) any information which was in the public domain prior to its disclosure to the Executive; (iii) any information which comes into the public domain through no fault of the Executive; (iv) any information which the Executive is required to disclose by a court or similar authority or under subpoena, provided that the Executive provides the Company with notice thereof and assists, at the Company’s or its Affiliates sole expense, any reasonable endeavor of the Company or any of its Affiliates by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to the Executive by a third party which has a legal right to make such disclosure.

ARTICLE V: NON-COMPETITION, NON-SOLICITATION NON-HIRE AND NON-DISPARAGEMENT

5.1        Non-Competition Covenant. In consideration of the financial and other benefits described in this Agreement, the Executive agrees that, during the period commencing on the Commencement Date and ending on the date that is two (2) years after the date on which the Executive ceases to be employed by the Company (for whatever reason and whether such cessation is occasioned by the Company or the Executive), the Executive shall not, directly or indirectly, and in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, investor, shareholder, employee, member of any association or otherwise), engage in any business activities that are competitive with the business conducted by the Company or any Company Affiliate on or prior to the date the Executive ceases to be employed by the Company. Notwithstanding the foregoing, Executive may accept employment with a large, diversified employer whose business enterprises include, but are not limited to, business activities competitive with the business conducted by the Company provided that, prior to Executive’s acceptance of such employment, the Company shall receive separate written assurances satisfactory to it from Executive and from such employer that Executive will not be engaged in, exercise authority over, or render services to any portion of that diversified business that is engaged in activities competitive with the business of the Company.

5.2        Geographical Extent of Covenant. The Executive acknowledges that the Company directly, or indirectly through the Company Affiliates, currently is engaged in business throughout North America, including each county, state and province thereof. Consequently, the Executive agrees that his obligations under this Article V shall apply in any market in North America in which: (a) the Company or, as applicable, a Company Affiliate(s), operates during the one-year period described in Section 5.1; and (b) the Company or, as applicable, a Company Affiliate(s), has plans to enter on the date the Executive ceases to be employed by the Company.

5.3        Limitation on Covenant. Ownership by the Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Article V.

5.4          Non-Solicitation And Non-Hire. The Executive agrees that, for a period of two (2) years after termination of his employment for any reason (and whether occasioned by the Company or the Executive), the Executive shall not, except with the prior written consent of the Company: (a) hire or attempt to hire for employment any person who is employed by the Company or a Company Affiliate, or attempt to influence any such person to terminate employment with the Company or any Company Affiliate; (b) induce or attempt to induce any employee of the Company or any Company Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or any Company Affiliate to any third person, firm or corporation; or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Company Affiliate to cease doing business with the Company or such Company Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any Company Affiliate. Nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company, or from hiring any such employee or other personnel responding to such general advertising.

The foregoing limitations shall not apply with respect to: (i) any former employee of the Company whose employment terminated prior to the Commencement Date, or (ii) any employee of the Company whose employment is terminated after the Commencement Date and prior to the date of the Executive’s termination of employment, so long as at least six (6) months have passed between the date of such employee’s employment termination and the date of any action by the Executive set forth in the first sentence of this Section 5.4.

5.5          Non-Disparagement. During and after the Term, the Executive agrees not to make any remarks (whether in public or private) knowingly or intentionally disparaging the Company or any Company Affiliate, or their respective products, services, officers, director or employees, whether past or current, including any present, former or future director, officer, employee or agent of the Company or any Company Affiliate.

ARTICLE VI: DISPUTE RESOLUTION PROCESS

6.1        Dispute Defined. The Company and the Executive desire to establish a reasonable and confidential means of resolving any dispute, question or interpretation arising out of or relating to (i) this Agreement or the alleged breach or threatened breach of it, (ii) the making of this Agreement, including claims of fraud in the inducement, (iii) the Executive’s employment by the Company pursuant to this Agreement, including claims of wrongful termination or discrimination, or (iv) any activities by the Executive restricted by Articles IV and V of this Agreement following the cessation of his employment with the Company (each such dispute to be referred to herein as a “Dispute”).

6.2        Procedure. In furtherance of the parties’ mutual desire, the Company and the Executive agree that if either party believes a Dispute exists, that party shall provide the other with written notice of the claimed Dispute. Upon receipt of that written notice, the following procedure shall be the exclusive means of fully and finally resolving the Dispute. First, within thirty (30) days of the other party receiving that notice, the Executive and appropriate representatives of the Company and/or Board will meet to attempt to resolve amicably the Dispute. Second, if a mutually agreeable resolution is not reached within thirty (30) days following the parties’ first meeting, the parties will engage in mediation with a mutually agreeable neutral mediator, said mediation to be held within forty-five (45) days of the final meeting between the Executive and representatives of the Company and/or Board. The Company shall pay the fees and expenses of the mediator. Third, if the Dispute is not resolved through mediation within thirty (30) days, the Dispute shall be resolved exclusively by final and binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless such rules are inconsistent with the provisions of this Agreement. In connection with such arbitration:

(a)

Any such arbitration shall be conducted: (A) by a neutral arbitrator appointed by mutual agreement of the parties; or (B) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

(b)

The parties shall be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

(c)

The arbitrator’s award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator’s decision, which decision shall be final and binding upon the parties;

(d)

The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant in accordance with its applicable standards if the dispute had first been brought in that judicial forum, including costs and attorneys’ fees;

(e)	The arbitrator’s award may be entered as a judgment by any court of competent jurisdiction; and
(f)	Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

6.3        Confidentiality of Dispute Resolution. Except as the parties shall agree in writing, upon court order, or as required by law, neither the Company nor the Executive will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Article VI, or to the fact of or any term that is part of a resolution or settlement of any Dispute. This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either the Executive or the Company, or by any of its or his representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.

6.4        Right to Injunctive Relief. The Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of the Executive’s obligations under either Article IV or Article V would be highly injurious to the Company and/or to any Company Affiliate and that it would be extremely difficult to compensate the Company and/or any Company Affiliate fully for damages for any such violation. Accordingly, notwithstanding the terms of this Article VI, the Company or any Company Affiliate, as the case may be, shall be entitled to seek, without the necessity of posting bond or proving any monetary damages and without any requirement to engage in any dispute resolution process outlined in this Article VI, temporary and permanent injunctive relief from a court of law, in the event of violation by the Executive of any of his obligations under any provision of either Article IV or Article V. This provision with respect to injunctive relief shall not, however, diminish the right of the Company, any Company Affiliate or the Executive to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Article VI.

ARTICLE VII: ASSIGNMENT; SUCCESSORS.

7.1        Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and administrators.

7.2        Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation.

ARTICLE VIII: MISCELLANEOUS PROVISIONS

8.1        Reimbursement of Fees. The Company will reimburse Executive for reasonable legal and tax advice expenses and costs incurred with respect to the negotiation, preparation and execution of this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000).

8.2        Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by telefacsimile with printed confirmation, addressed as follows:

If to the Executive:
Lee Schram

, Minnesota 55
Fax:

With a copy to:

Fax:
Attention:

If to the Company by mail or fax:
Deluxe Corporation
3680 Victoria Street North Shoreview, MN 55126-2966 Attention: General Counsel and Senior Vice President, Human Resources Facsimile: (651) 787-1400

or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee or three (3) days after the initiation of delivery; provided, that this period will not extend any period of notice specifically set forth in this Agreement.

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

8.3          Enforceability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, the Executive and the Company expressly agree that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. The Company and the Executive acknowledge the uncertainty of the law in this area with respect to Sections 5.1 and 5.2, and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.4          Taxes. Notwithstanding any other provision of this Agreement, the Company shall withhold from any amount payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, or that are consistent with the Company’s prevailing practice.

8.5          Governing Law, Construction, and Severability. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its Confidential Information and trade secrets and respecting competition by the Executive following the Executive’s separation from the Company.

8.6          Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated only in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

8.7          Entire Agreement. This Agreement (together with the Exhibit attached hereto and the other agreements between the Company and the Executive referenced herein) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between the Company and the Executive regarding the subject matter hereof. No modification of, or amendment to, this Agreement, nor any waiver of either party’s rights under this Agreement, will be effective unless in writing and signed by both parties. Any subsequent change or changes in the Executive’s duties, obligations, salary or compensation will not affect the validity or scope of this Agreement.

8.8          Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

8.9          Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

8.10       Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of the Executive’s employment under this Agreement, or of this Agreement, shall so survive such termination. For purposes of clarification and not in limitation of the foregoing sentence, the parties acknowledge and agree that Articles IV, V and VIII, and Section 3.1.6 shall survive the termination of this Agreement.

8.11       Waiver. No waiver by the Company or the Executive of any breach or violation of this Agreement shall be a waiver of any preceding or succeeding breach or violation. No waiver by the Company or the Executive of any right under this Agreement shall be construed as a waiver of any other right hereunder. Except as otherwise provided in Section 3.1.2 or Section 3.1.4, neither the Company nor the Executive shall not be required to give notice to enforce strict adherence to any of the terms or conditions of this Agreement.

8.12       Advice of Counsel. The Executive acknowledges that he has been provided the opportunity to seek, and has obtained, the advice of counsel in connection with the negotiation and execution of this Agreement.

8.13       No Strict Construction. Each of the Executive and the Company acknowledges and agrees that the language used in this Agreement and the other agreements referred to herein is, and shall be deemed to be, the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party hereto.

8.14       Good Faith and Fair Dealing. Each of the Executive and the Company acknowledges and agrees that his or its respective performance of his or its obligations under this Agreement shall be conducted in good faith and with fair dealing toward the other party hereto.

8.15       Tax Compliance. Notwithstanding anything to the contrary herein, if either the Company or the Executive determines in good faith that any payment or benefit due to the Executive under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”) (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) and shall be made or provided on the date that is the first business day after the date that is six months after the date of “separation from service”, as such phrase is defined under Section 409A of the Code (“Section 409A”) and the guidance and regulations interpreting Section 409A. The Company shall consult with the Executive before making any such determinations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Dated this 10th day of April, 2006

/s/ Lee Schram

Lee Schram

DELUXE CORPORATION

By	/s/ Charles A. Haggerty
Charles A. Haggerty
Chair, Compensation Committee
of the Board of Directors
of Deluxe Corporation

EXHIBIT A

RELEASE

This Release (“Release”) is entered into as of __________, 20__, by and between Deluxe Corporation, a Minnesota corporation (“Deluxe”), and _________________ (“Executive”), an individual residing in the State of Minnesota.

WHEREAS, this Release is provided pursuant to Section 3.2.3 of the Employment Agreement dated as of April __, 2006, by and between Deluxe and Executive (the “Employment Agreement”).

1.           Release of Claims. In consideration of the promises, covenants and other valuable consideration provided by Deluxe in the Employment Agreement and otherwise, Executive hereby unconditionally releases and discharges Deluxe and its affiliates, and their current and former employees, officers, agents, directors, and shareholders (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Executive had or has as of the date of this Release arising (i) out of Executive’s hiring, employment, or separation from employment with Deluxe and (ii) under any federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Labor Code, the Minnesota Human Rights Act, and any provision of the state or federal Constitutions or Minnesota common law. This Release includes but is not limited to any claims Executive may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This release also includes but is not limited to all common law claims including but not limited to claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, violation of public policy, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Executive relinquishes any right to re-employment with Deluxe or the Released Parties. Executive also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Deluxe or any of the Released Parties or any of its respective predecessors or successors, except that he does not release any post-employment rights he has under the Employment Agreement or any plans referenced in that Agreement. Executive also does not release his right to indemnification and advancement of expenses for defense under any agreement he has entered into with Deluxe, under Deluxe’s charter or by-laws or under any insurance policy maintained by Deluxe that is applicable to its current or former directors and officers, or under any applicable law relating to officers, directors or employees.

2.           No Claims Against Released Parties. Executive warrants and represents that, to the full extent permitted by law, he will not bring against Deluxe or any of the Released Parties any claim or lawsuit seeking monetary damages that is related to any matters released by Executive under Section 1 of this Release. Executive agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Deluxe or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to: (a) prevent Executive from bringing a claim or lawsuit to enforce the terms of this Release or the post-employment rights provided in the Employment Agreement, nor (b) prevent him from filing a charge with, or participating in any investigation conducted by, a governmental agency provided, however, Executive agrees that he is waiving the right to obtain monetary damages or other individual relief (legal or equitable) awarded as a result of any such charge or investigation against Deluxe or the Released Parties.

3.           Rescission. Executive has been informed of his right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Deluxe of his intent to revoke this Release within seven (7) calendar days following the Execution Date. Executive has likewise been informed of his right to rescind this Release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Deluxe within fifteen (15) calendar days following the Execution Date. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to Deluxe or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

[Name]
Senior Vice President, Human Resources
Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126-2966

Executive and Deluxe agree that if Executive exercises this right of rescission, this Release shall be null and void and Executive shall return to Deluxe any consideration paid or benefit provided in connection with this Release contemporaneously with the delivery of rescission notice. Executive specifically understands and agrees that any attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective.

4.           Breach of this Release. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Release and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

5.           Severability. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

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6.           Opportunity to Review. Executive has read this Release and agrees to the conditions and obligations set forth. Further, Executive agrees that he has had adequate time to consider the terms of this Release, that he is voluntarily entering into this Release with full understanding of its meaning, and that he has in fact consulted with his attorneys for advice in connection with this Release.

7.           Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive: To his current residence address maintained in Deluxe’s records.

If to Deluxe:

Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126-2966
Attention: General Counsel, and Senior Vice President, Human Resources

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

8.           Choice of Law. This Release shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Ramsey County, Minnesota, and the construction and enforcement of this Release shall be governed by Minnesota law without regard to its conflict of laws rules.

9.           No Assignment of Claims. Executive represents and warrants that he has not transferred or assigned to any person or entity any Claim involving Deluxe or the Released Parties or any portion thereof or interest therein.

10.        Binding Effect of Release. This Release shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and permitted assigns.

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11.        Time to Sign and Return Release. Executive acknowledges and agrees that he first received the original of this Release on or before ________, 200__. Executive also understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Executive acknowledges that he has been advised and has sought the advice of his own counsel. No separation payments or other post-employment rights or benefits provided by the Employment Agreement shall become due until Executive has executed this Release. Executive represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release. BY SIGNING THIS RELEASE, EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

[NAME]

EXECUTIVE

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